UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): July 26, 2006
NEUROCRINE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-22705 (Commission File Number)	33-0525145 (IRS Employer Identification No.)

12790 El Camino Real, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
SIGNATURES

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
     On July 26, 2006, Neurocrine Biosciences, Inc. (the “Company”) announced that the sales force cannot be productively deployed. As a result, the Company communicated to affected employees a plan of organizational restructuring (the “Plan”) through involuntary terminations. In connection with the Plan, the Company expects to incur expenses of approximately $5.9 million related to the elimination of our sales force during the third quarter of 2006, consisting of (a) approximately $4.8 million related to one-time termination benefits which includes salary continuation, outplacement services and other benefit costs; (b) approximately $0.6 million related to contract termination costs; and (c) approximately $0.5 million related to fixed asset disposal. Of the total expected expenses related to the Plan, approximately $5.1 million will be paid out in cash during the third quarter of 2006 and the remaining non-cash charge of $0.5 million related to fixed asset disposal will occur during the same period.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 26, 2006	NEUROCRINE BIOSCIENCES, INC.
/s/ PAUL W. HAWRAN
Paul W. Hawran
Executive Vice President and Chief Financial Officer